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                                                                 Exhibit 10-F(1)

                           CHANGE OF CONTROL AGREEMENT

                                     BETWEEN

                                DANA CORPORATION

                                       AND

                                MICHAEL J. BURNS

                             DATED FEBRUARY 3, 2004

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                                TABLE OF CONTENTS

SECTION                                                                                     PAGE
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
Recitals ................................................................................     1
1.       OPERATION OF AGREEMENT; EMPLOYMENT AND TERM.....................................     1
2.       POSITION AND DUTIES OF THE EXECUTIVE............................................     2
         (A)      Position...............................................................     2
         (B)      Duties.................................................................     3
         (C)      Location Of Office.....................................................     3
3.       COMPENSATION....................................................................     3
         (A)      Salary.................................................................     3
         (B)      Additional Compensation................................................     4
         (C)      Incentive, Stock And Savings Plans.....................................     4
         (D)      Retirement And Welfare Benefit Plans...................................     5
         (E)      Expenses...............................................................     5
         (F)      Fringe Benefits........................................................     5
         (G)      Office And Support Staff...............................................     6
         (H)      Vacation And Other Absences............................................     6
         (I)      Benefits Shall Not Be Reduced Under Certain Circumstances..............     6
         (J)      Certain Retirement And Severance Definitions...........................     6
4.       TERMINATION OF EMPLOYMENT.......................................................     7
         (A)      Death Or Disability....................................................     7
         (B)      Cause..................................................................     7
         (C)      Good Reason............................................................     7
         (D)      Notice Of Termination..................................................     8
         (E)      Date Of Termination....................................................     9
5.       OBLIGATIONS OF THE CORPORATION UPON TERMINATION.................................     9
         (A)      Termination Other Than For Cause.......................................     9
         (B)      [intentionally left blank].............................................    11
         (C)      Cause; Other Than For Good Reason......................................    11
         (D)      Death Or Disability....................................................    12
         (E)      Resolution Of Disputes.................................................    12
                  (1)      Right Of Election By Executive To Arbitrate Or Sue............    12
                  (2)      Third-Party Stakeholder.......................................    13
6.       NON-EXCLUSIVITY OF RIGHTS.......................................................    13
7.       FULL SETTLEMENT.................................................................    14
8.       CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION..................................    14
9.       CONFIDENTIAL INFORMATION........................................................    17
10.      COMPETITION.....................................................................    17
11.      SUCCESSORS......................................................................    18
12.      CERTAIN DEFINITIONS.............................................................    19
         (A)      Beneficiary............................................................    19
         (B)      Change Of Control......................................................    19
         (C)      Change Of Control Date.................................................    20

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
13.      AMENDMENT OR MODIFICATION; WAIVER...............................................    21
14.      MISCELLANEOUS...................................................................    21
Exhibit A
Exhibit B

                                      -ii-

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         THIS CHANGE OF CONTROL AGREEMENT (the "Agreement") made and entered into on this 3rd day of February, 2004, by and between Dana Corporation, a Virginia corporation whose principal place of business is located at 4500 Dorr Street, Toledo, Ohio (the "Corporation"), and Michael J. Burns (the "Executive");

         WHEREAS, the Corporation and the Executive have entered into an Employment Agreement as of the date first set forth above, whereby the Executive will serve as the principal executive officer of the Corporation and as an integral part of its management; and

         WHEREAS, the Corporation wishes to assure both itself and the Executive of continuity of management in the event of any actual or threatened Change of Control of the Corporation; and

         WHEREAS, this Agreement is not intended to alter materially the compensation and benefits that the Executive could reasonably expect in the absence of a Change of Control of the Corporation, and, accordingly, this Agreement, though taking effect upon execution thereof, will be operative only upon a Change of Control of the Corporation, as that term is hereafter defined;

         NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1.       OPERATION OF AGREEMENT; EMPLOYMENT AND TERM.

         (A) This Agreement shall be effective on the Commencement Date (as defined in the Employment Agreement between the Executive and the Corporation dated February 3, 2004, as such agreement may be amended from time to time (the "Employment Agreement")), but, anything in this Agreement to the contrary notwithstanding, neither the Agreement nor any provision thereof, except for this Section 1(A), Section 1(D), Section 2(A)(2), Section 11, Section 12(B),
Section 13, and Sections 14(A), (B), (C), (F), (N) and (O), shall be operative unless and until there has been a Change of Control of the Corporation, as defined in Section 12(B) below, prior to December 31, 2006 or such later date as shall result from the operation of Section 1(D) below (the "Terminal Date") and while the Executive is in the employ of the Corporation following the Commencement Date. Upon such a Change of Control of the Corporation, this Agreement and all provisions thereof shall become operative immediately.

         (B) The Corporation hereby agrees to continue the employment of the Executive, and the Executive hereby agrees to remain in the employ of the Corporation, in accordance with the terms and provisions of this Agreement, for the period set forth below (the "COC Employment Period").

         (C) The COC Employment Period under this Agreement shall commence on the date this Agreement becomes operative pursuant to the provisions of
Section 1(A) above and, subject only to the provisions of Section 4 below relating to termination of employment, shall continue until the third anniversary of a Change of Control of the Corporation.

         (D) Commencing on December 31, 2004, and on each anniversary of such date (such date and each such annual anniversary thereof, the "Renewal Date"), the Terminal Date set forth in Section 1(A) above shall be extended so as to occur three (3) years from the Renewal Date unless either party shall have given notice to the other party that the Terminal Date is not to be extended or further extended.

2.       POSITION AND DUTIES OF THE EXECUTIVE.

         (A)      Position.

                  (1) It is contemplated that during the COC Employment Period the Executive will continue to serve as the principal officer of the Corporation and as a member of its Board of Directors if serving as a member of the Board of Directors of the Corporation (the "Board") immediately prior to a Change of Control, as defined in Section 12(B) below, with the office(s) and title(s), reporting responsibility and duties and responsibilities of the Executive on the date of this Agreement, as the same may be changed from time to time after the date of this Agreement and prior to the date this Agreement becomes operative pursuant to the provisions of Section 1(A) above.

                  (2) The office(s), title(s), reporting responsibility, duties and responsibilities of the Executive on the date of this Agreement, as the same may be changed from time to time after the date of this Agreement and prior to the date this Agreement becomes operative pursuant to the provisions of Section 1(A) above, shall be summarized in Exhibit A to this Agreement, it being understood and agreed that if and when the office(s), title(s), reporting responsibility, duties and responsibilities of the Executive shall be changed prior to the date this Agreement becomes operative pursuant to the provisions of Section 1(A) above, Exhibit A shall be deemed to be and shall be updated by the parties to reflect such change; provided, however, that Exhibit A is intended only as a memorandum for the convenience of the parties and shall be disregarded if and to the extent that, at the time this Agreement becomes operative, Exhibit A shall fail to reflect accurately the office(s), title(s), reporting responsibility, duties or responsibilities of the Executive at the time because the parties shall have failed to update Exhibit A as aforesaid after the last such change prior to the date this Agreement shall have become operative.

                  (3) At all times during the COC Employment Period, the Executive shall hold a position of responsibility and importance and a position of scope, with the functions, duties and responsibilities attached thereto, at least equal in responsibility and importance and in scope to and commensurate with his position described in general terms above in this Section 2(A) and intended to be summarized in Exhibit A to this Agreement.

                  (4) During the COC Employment Period the Executive shall, without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as an officer or director, or both, of any United States Subsidiary, division or Affiliate of the Corporation.

                  (5) For all purposes of this Agreement, (1) a "Subsidiary" shall mean a corporation or other entity, of which 50% or more of the voting securities or other equity inter-ests is owned directly, or indirectly through one or more intermediaries, by the Corporation, and (2) an "Affiliate" shall mean a corporation or other entity which is not a Subsidiary and which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For the purpose of this definition, the terms "control", "controls" and "controlled" mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

         (B) Duties. Throughout the COC Employment Period the Executive shall devote his full time and undivided attention during normal business hours to the business and affairs of the Corporation except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for:

                  (1) serving as a director or member of a committee or any organization involving no conflict of interest with the interests of the Corporation;

                  (2) delivering lectures, fulfilling speaking engagements, teaching at educational institutions;

                  (3)      engaging in charitable and community activities; and

                  (4)      managing his personal investments;

provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

         (C) Location Of Office. During the COC Employment Period, the office of the Executive shall be located at the principal offices of the Corporation, within the greater Toledo, Ohio area, and the Executive shall not be required to locate his office elsewhere without his prior written consent, nor shall he be required to be absent therefrom on travel status or otherwise more than thirty (30%) of the working days in any calendar year nor for more than ten (10) consecutive days at any one time.

3.       COMPENSATION.

         The Executive shall receive the following compensation for his services:

         (A) Salary. So long as the Executive is employed by the Corporation, he shall be paid an annual base salary, payable not less often than monthly, at the rate of not less than the rate in effect under the Employment Agreement immediately prior to the COC Employment Period, with such increases as shall be awarded from time to time in accordance with the Corporation's regular administrative practices of other salary increases applicable to executives of the Corporation, subject to any and all required withholdings and deductions for Social Security, income taxes and the like (the "Annual Base Salary"). The Board may from time to time direct such upward adjustments to Annual Base Salary as the Board deems to be necessary or desirable; provided, however, that during the COC Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time but not less often than annually and shall be substantially consistent with increases in base salary generally

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awarded in the ordinary course of business to other senior
executives of the Corporation and its "Affiliated Companies" (a term which, as used in this Agreement, shall mean a Subsidiary or Affiliate of the Corporation) and, in addition, shall be adjusted effective as of January lst of each calendar year commencing in the COC Employment Period to reflect increases in the cost of living during the preceding calendar year. Annual Base Salary shall not be reduced after any increase thereof pursuant to this Section 3(A). Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Corporation under this Agreement.

         (B) Additional Compensation. So long as the Executive is employed by the Corporation, he shall be eligible to receive annual short-term incentive awards or bonuses (such award or bonus is hereinafter referred to as "Short-Term Award" or "Annual Bonus") from the Dana Corporation Additional Compensation Plan, and from any successor or replacement plan (the Dana Corporation Additional Compensation Plan and such successor or replacement plans being referred to herein collectively as the "ACP"), in accordance with the terms thereof; provided, however, that, with respect to each fiscal year of the Corporation ending during the COC Employment Period, the Executive shall be awarded (whether under the terms of the ACP or otherwise) an Annual Bonus in an amount that shall not be less than one hundred percent (100%) of his Annual Base Salary rate in effect on the last day of such fiscal year (which amount shall be prorated if such fiscal year shall be less than 12 months). Notwithstanding the foregoing, if the COC Employment Period commences in 2004 and the Executive remains employed through December 31, 2004, the Executive shall be entitled to a guaranteed minimum Annual Bonus for calendar year 2004 equal to 100% of his Annual Base Salary for such year. Each Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the receipt of such Annual Bonus is deferred in accordance with the terms of the ACP.

         (C) Incentive, Stock And Savings Plans. So long as the Executive is employed by the Corporation, he shall be and continue to be a full participant in the Dana Corporation Amended and Restated Stock Incentive Plan, the ACP (providing for Short-Term Awards) and in any and all other incentive, stock or savings plans, practices or policies in which executives of the Corporation participate that are in effect on the date hereof and that may hereafter be adopted, including, without limitation, any stock option, stock purchase or stock appreciation plans, or any successor plans that may be adopted by the Corporation with, except in the case of the ACP after the commencement of the COC Employment Period, at least the same reward opportunities, if any, that have heretofore been provided to the Executive. Nothing in this Agreement shall preclude improvement of reward opportunities in such plans or other plans in accordance with the practices in effect on the first day of the calendar month that this Agreement becomes operative. Any provision of the ACP or of this Agreement to the contrary notwithstanding, any Short-Term Awards made to the Executive (whether for services rendered prior to or after the date this Agreement becomes operative) shall be paid wholly in cash as soon as practicable after the awards are made. All of the Executive's outstanding equity awards, including, without limitation, the awards described in Exhibits A-E of the Employment Agreement shall be treated in accordance with the agreements evidencing such awards and shall remain subject to the terms and conditions contained therein.

                  If the COC Employment Period commences prior to the time in 2005 that the Compensation Committee of the Board (the "Compensation Committee") customarily makes

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long-term incentive awards under the Corporation's incentive plans to the senior executives of the Corporation, then, at such time, the Corporation shall cause the Executive to be granted the long-term incentive awards contemplated by
Section 3(g) of the Employment Agreement (or an economic equivalent thereof).

         (D) Retirement And Welfare Benefit Plans. The Executive, his dependents and Beneficiary (including, without limitation, any beneficiary of a joint and survivor or other optional method of payment applicable to the payment of benefits under the Retirement Program of the Corporation (as defined in Section 3(J)(3) below), shall be entitled to all payments and benefits and service credit for benefits during the COC Employment Period (1) under the Retirement Program of the Corporation and (2) to which other senior executives of the Corporation, their dependents and their beneficiaries are entitled under the terms of employee savings, equity and welfare benefit plans and practices of the Corporation, including, without limitation, the Corporation's SavingsWorks Plan, its Stock Purchase Plan, its Income Protection Plan for Management and Certain Other Employees providing layoff and severance benefits, its 1989 and 1999 Restricted Stock Plans, its death benefit plans (consisting of its Group Insurance Plan for Management Employees providing life insurance, accidental death and dismemberment insurance, and travel accident insurance), its disability benefit plans (consisting of its salary continuation, sickness and accident and long-term disability benefits programs), its medical, dental and health and welfare plans and other present or equivalent successor plans and practices of the Corporation, its Subsidiaries and divisions, for active and retired employees, for which officers, their dependents and beneficiaries, are eligible, and to all payments or other benefits under any such plan or practice subsequent to the COC Employment Period as a result of participation in such plan or practice during the COC Employment Period.

                  Notwithstanding anything to the contrary contained herein or in the Employment Agreement, upon the occurrence of a Change of Control, the Supplemental Retirement Benefit (as defined in Section 3(c) of the Employment Agreement, the "Supplemental Retirement Benefit") shall become fully vested on the Change of Control Date.

         (E) Expenses. So long as the Executive is employed by the Corporation, he shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the polices, practices and procedures of the Corporation and its Affiliated Companies from time to time in effect, commensurate with his position and on a basis at least comparable to that of other senior executives of the Corporation. If the COC Employment Period commences prior to the time that the Executive has been reimbursed for his tax preparation and relocation expenses pursuant to Sections 3(d) and 3(h) of the Employment Agreement, the provisions of such section shall be included in this Agreement as if incorporated herein.

         (F) Fringe Benefits. So long as the Executive is employed by the Corporation, he shall be entitled to fringe benefits, including, without limitation, the business and personal use of an automobile, and payment or reimbursement of club initiation fees and dues, in accordance with the plans, practices, programs and policies of the Corporation and its Affiliated Companies from time to time in effect, commensurate with his position and at least comparable to those received by other senior executives of the Corporation.

         (G) Office And Support Staff. So long as the Executive is employed by the Corporation, he shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, commensurate with his position and at least comparable to those received by other senior executives of the Corporation.

         (H) Vacation And Other Absences. So long as the Executive is employed by the Corporation, he shall be entitled to paid vacation and such other paid absences whether for holidays, illness, personal time or any similar purposes, in accordance with the plans, policies, programs and practices of the Corporation and its Affiliated Companies in effect from time to time, commensurate with his position and at least comparable to those received by other senior executives of the Corporation.

         (I) Benefits Shall Not Be Reduced Under Certain Circumstances. Nothing in this Agreement shall preclude the Corporation from amending or terminating any employee benefit or welfare plan or practice, but, it being the intent of the parties that the Executive shall continue to be entitled during the COC Employment Period to perquisites as set forth in this Section 3 and to benefits and service credit for benefits under Section 3(D) above at least equal to those attached to his position on the date of this Agreement, and except as provided in the last sentence of this Section 3(I), nothing in this Agreement shall operate or be construed to reduce, or authorize a reduction without the Executive's written consent in, the level of such perquisites, benefits or service credit for benefits; in the event of any such reduction, by amendment or termination of any plan or practice or otherwise, the Executive, his dependents and Beneficiary, shall continue to be entitled to perquisites, benefits and service credit for benefits at least equal to the perquisites, benefits and service credit for benefits under such plans or practices that he or his dependents and Beneficiary would have received if such reduction had not taken place. If and to the extent that such perquisites, benefits and service credits are not payable or provided under any such plans or practices by reason of such amendment or termination thereof, the Corporation itself shall pay or provide therefor. Notwithstanding the foregoing provisions of this Section 3(I), the Executive hereby waives the benefit of the foregoing minimum benefit protection only as it applies to the Dana Corporation SavingWorks Plan, and to its medical, dental and health plans for active and retired employees. The Executive expressly does not waive the application of the foregoing minimum benefit protection to any of the other benefit plans, programs or practices enumerated in Section 3 above, including, without limitation, the Supplemental Retirement Benefit, the Corporation's death benefit plans, its disability benefit plans, and its Income Protection Plan for Management and Certain Other Employees. The Executive reserves the right to cancel the above waiver, prospectively, at any future time by giving written notice to the Corporation of such cancellation. Nothing in this Section 3(I) shall be construed to prohibit the Corporation from amending or terminating any employee benefit or welfare plan or practice to reduce benefits, so long as such reduction applies to all salaried Corporation employees covered by such plan or practice equally and such reduction is adopted prior to the Change of Control Date.

         (J)      Certain Retirement And Severance Definitions.

                  (1) The term "Severance Compensation" shall mean the sum of (1) one-twelfth (1/12) of the Annual Base Salary provided in Section 3(A) at the rate being paid at the time the Executive's termination of employment occurred, and (2) one-twelfth (1/12) of the greater of (x) the average of the highest Annual Bonuses payable to the Ex-ecutive for any three (3) consecutive full or partial fiscal years during his employment by the Corporation or (y) the Executive's target annual bonus (currently 100%) in effect under the ACP as of the Date of Termination (which, for purposes of this Section 3(J) and notwithstanding any reduction following the Change of Control Date, shall not be less than the Executive's target annual bonus as of immediately prior to the Change of Control Date).

                  (2) The term "Service" shall mean employment as an employee by the Corporation, any Subsidiary or Affiliate thereof or any corporation the capital stock or assets of which have been acquired by, or which has been merged into or consolidated with the Corporation or any Subsidiary or Affiliate thereof.

                  (3) The term "Retirement Program of the Corporation" shall mean the Supplemental Retirement Benefit and any other retirement plan or program of the Corporation in which the Executive participates immediately prior to the COC Employment Period or which may hereafter be adopted or substituted for any such plan or program, but exclusive of the Dana Corporation SavingsWorks Plan and any similar plan or plans.

4.       TERMINATION OF EMPLOYMENT.

         (A)      Death Or Disability.

                  (1) The Executive's employment shall terminate automatically upon the Executive's death during the COC Employment Period.

                  (2) If the Corporation determines in good faith that the Disability of the Executive has occurred during the COC Employment Period, it may give to the Executive written notice in accordance with
         Section 14(B) below of its intention to terminate the Executive's employment. In such event, the COC Employment Period shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Corporation on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

         (B) Cause. For purposes of this Agreement, "Cause" shall have the meaning set forth in Section 4(b) of the Employment Agreement; provided, however, that at all times during the COC Employment Period, Section 4(b)(ii) shall be read to exclude the reference to "or 9" and the reference to "and competition" therein.

         (C) Good Reason. The Executive may terminate his employment during the COC Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence (without the Executive's express written consent) of any of the following events, unless in the case of any act or failure to act described in clauses (1), (2), (3), (4) or (5) below, such act or failure to act is corrected by the Corporation within 30 days after receipt by the Corporation of written notice from the Executive in respect of such event:

                  (1) Failure to elect or reelect the Executive to the Board of Directors of the Corporation, if the Executive shall have been a member of the Board of Directors on the date of this Agreement or at any time thereafter during the COC Employment Period, or a substantial diminution in the Executive's title(s) or office(s) described in
         Section 2(A) above and intended to be summarized in Exhibit A to this Agreement, or the removal of Executive from any such positions.

                  (2) A material change or diminution in the position, duties, responsibilities or status of the Executive that is adversely inconsistent with the position, duties, responsibilities or status attached to the position described in Section 2 above and intended to be summarized in Exhibit A to this Agreement.

                  (3) The Executive's compensation, annual bonus opportunity or benefit entitlements as in effect immediately prior to the Change of Control or as increased following the Change of Control are reduced.

                  (4) A breach by the Corporation of any provision of this Agreement not embraced within the foregoing clauses (1), (2) and (3) of this Section 4(C).

                  (5) The liquidation, dissolution, consolidation or merger of the Corporation or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all duties and obligations of the Corporation under this Agreement but without releasing the corporation that is the original party to this Agreement;

provided, that in any event set forth in this Section 4(C), the Executive shall have elected to terminate his employment under this Agreement, upon not less than ten and not more than ninety days' advance written notice to the Corporation, attention of the Secretary, given, except in the case of a continuing breach, within three calendar months after (A) failure to be so elected or reelected, or removal, (B) expiration of the 30-day cure period with respect to such event, or (C) the closing date of such liquidation, dissolution, consolidation, merger or transfer of assets, as the case may be. The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive's ability to terminate employment for Good Reason.

                  An election by the Executive to terminate his employment for Good Reason under the provisions of this Section 4(C) shall not be deemed a voluntary termination of employment by the Executive for the purpose of this Agreement or any plan or practice of the Corporation.

         (D) Notice Of Termination. Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(B) below. For purposes of this Agreement, a "Notice of Termination" means a written notice which

                  (1) indicates the specific termination provision in this Agreement relied upon,

                  (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and

                  (3) if the Date of Termination (as defined in Section 4(E) below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice).

         (E)      Date Of Termination. "Date of Termination" means

                  (1) if the Executive's employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the later of (a) the date of receipt of the Notice of Termination or any later date specified therein, as the case may be or (b) the end of any applicable 30-day cure period described in Sections 4(B) or (C),

                  (2) if the Executive's employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination and

                  (3) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.       OBLIGATIONS OF THE CORPORATION UPON TERMINATION.

         (A) Termination Other Than For Cause. If, during the COC Employment Period, the Corporation shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate his employment for Good Reason (termination in any such case referred to as "Termination") and subject to the Executive entering into and not revoking a release (unless the Corporation determines not to request such release) substantially in the form set forth as Exhibit B hereto:

                  (1) the Corporation shall pay the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of

                           (a) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid,

                           (b) to the extent that an Annual Bonus has not been paid to the Executive in respect of the fiscal year in which the Date of Termination occurs, the product of (x) the Executive's target annual bonus in effect under the ACP as of the Date of Termination (which, for purposes of Section 3(J) and notwithstanding any reduction following the Change of Control Date, shall not be less than the Executive's target annual bonus as of immediately prior to the Change of Control
                                    Date) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and

                           (c) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), the Supplemental Retirement Benefit and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (a), (b), and
                                    (c) shall be hereinafter referred to as the "Accrued Obligations"); and

                  (2) The Corporation shall pay the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the Executive's Severance Compensation for the period from the Date of Termination until the earlier of (x) the third anniversary of the Date of Termination and (y) the date upon which the Executive attains the age of sixty-five (65) years (the "Termination Period"); provided, however, that such amount would be reduced (but not below zero) by any other amounts payable to the Executive in respect of salary or bonus continuation to be received by the Executive under any severance plan, policy or arrangement of the Corporation; and

                  (3) During the Termination Period, or such longer period as any plan, program, practice or policy may provide, the Corporation shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(D) above if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Corporation and its Affiliated Companies as in effect and applicable generally to other senior executives of the Corporation and its Affiliated Companies and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect at any time thereafter or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other senior executives of the Corporation and its Affiliated Companies and their families or, if more favorable to the Executive, as in effect immediately prior to the Change of Control, if applicable, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Termination Period and to have retired on the date of the end of the Termination Period. To the extent that any benefits referred to in this Section 5(A)(3) shall not be payable or provided under any such plan by reason of the Executive's no longer being an employee of the Corporation as the result of Termination, the Corporation shall itself pay, or provide for payment of, such benefits and the service credit for benefits provided for in Section 5(A)(4) below, to the Executive, his dependents and Beneficiary; and

                  (4) The period from the Date of Termination until the end of the Termination Period shall be considered:

                           (a) Service with the Corporation for the purpose of continued credits under the employee benefit plans referred to in Section 3(D) above

                                    (including the Supplemental Retirement
                                    Benefit) and all other benefit plans of the Corporation applicable to the Executive or his Beneficiary as in effect immediately prior to Termination but prior to any reduction of benefits thereunder as the result of amendment or termination during the COC Employment Period; and

                           (b) Employment with the Corporation for purposes of determining payments and other rights in respect of awards made or accrued and award opportunities granted prior to Termination under the executive incentive plans referred to in Section 3(C) above and all other incentive plans of the Corporation in which the Executive was a participant prior to Termination; and

                  (5) In addition to the severance and other benefits described in Sections 5(a)(1) through 5(a)(4) above, to the extent not theretofore paid or provided, the Corporation shall timely pay or provide to the Executive and/or the Executive's dependents and/or heirs any other amounts or benefits required to be paid or provided to such individuals under any plan, program, policy or practice or contract or agreement of the Corporation and its Affiliated Companies as in effect and applicable generally to other senior executives of the Corporation and its Affiliated Companies and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect generally thereafter with respect to other senior executives of the Corporation and its Affiliated Companies and their families (such other amounts and benefits shall be referred to below as the "Other Benefits"); and

                  (6) During the Termination Period, the Corporation shall continue to provide to the Executive the financial, estate and tax planning services that were provided to the Executive during the 90-day period immediately prior to the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other senior executives of the Corporation and its Affiliated Companies; and

                  (7) The Corporation shall pay on behalf of Executive the fee of an independent outplacement firm selected by the Executive for outplacement services in an amount equal to the actual fee for such service up to a total of $35,000.

         (B)      [intentionally left blank]

         (C) Cause; Other Than For Good Reason. If the Executive's employment shall be terminated for Cause during the COC Employment Period, the Corporation shall have no further obligations to the Executive under this Agreement other than the obligation to pay the Executive's Annual Base Salary, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), the Supplemental Retirement Benefit and accrued vacation pay through the Date of Termination, in each case to the extent not theretofore paid, and any other amounts or benefits to which the Executive and/or the Executive's family is otherwise entitled under the terms of any employee benefit or incentive plan of the Corporation. If the Executive terminates employment during the COC Employment Period, excluding a termination for Good Reason, the Corporation shall have no further obligations to the Executive, other than to pay the Executive's Annual Base Salary, the Supplemental Retirement Benefit, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and accrued vacation pay through the termination date, in each case to the extent not theretofore paid, any other benefits to which the Executive and/or the Executive's family is otherwise entitled under the terms of any employee benefit or incentive plan of the Corporation.

(D)      Death Or Disability.

                  (1) In the event of the death of the Executive during the COC Employment Period, the Beneficiary of the Executive shall be entitled to the compensation provided for in Sections 3(A) and 3(B) above for the month in which death shall have taken place, at the rate being paid at the time of death, and at the times that such amounts would have been paid or earned by the Executive had the Executive lived, and the COC Employment Period shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any payments due in respect of the Executive's death.

                  (2) In the event of the Disability of the Executive during the COC Employment Period, the Executive shall be entitled to the compensation provided for in Sections 3(A) and 3(B) above, at the rate being paid on the Disability Effective Date, and at the times that such amounts would have been paid or earned by the Executive had the Executive remained employed by the Corporation, for the period of such Disability but not in excess of six months.

                  (3) In the event of the Executive's death or Disability during the COC Employment Period, the Executive or his Beneficiary, as the case may be, shall be entitled to receive any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), the Supplemental Retirement Benefit and accrued but unused vacation pay, in each case to the extent not theretofore paid, and any other amounts or benefits to which the Executive and/or the Executive's family is otherwise entitled under the terms of any employee benefit or incentive plan of the Corporation.

         (E)      Resolution Of Disputes.

                  (1) Right Of Election By Executive To Arbitrate Or Sue. In the event that the Executive's employment shall be terminated by the Corporation during the COC Employment Period and such termination is alleged to be for Cause, or the Executive's right to terminate his employment under Section 4(C) above shall be questioned by the Corporation, or the Corporation shall withhold payments or provision of benefits for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration within the Toledo, Ohio area under the rules of the American Arbitration Association by serving a notice to arbitrate upon the Corporation or to institute a judicial proceeding, in either case within ninety days after having received notice of termination of his employment or notice in any form that the termination of his employment under Section 4(B) above is subject to question or consideration or that the Corporation is withholding or proposes to withhold payments or provision of benefits.

                  (2) Third-Party Stakeholder. In the event that the Corporation defaults on any obligation set forth in Section 5(A) above, relating to Termination, and shall have failed to remedy such default within thirty (30) days after having received written notice of such default from the Executive, in addition to all other rights and remedies that the Executive may have as a result of such default, the Executive may demand and the Corporation shall thereupon be required to deposit, with the third-party stakeholder hereinafter described, an amount equal to the undiscounted value of any and all undischarged, future obligations of the Corporation under Section 5(A) above and such amount shall thereafter be held, paid, applied or distributed by such third-party stakeholder for the purpose of satisfying such undischarged, future obligations of the Corporation when and to the extent that they become due and payable. Any interest or other income on such amount shall be retained by the third-party stakeholder and applied, if necessary, by it to satisfy such obligations, provided, however, that any interest or other income that is earned on such undischarged, future obligations after the date that the third-party stakeholder determines, in its sole discretion, that such obligations are due and owing to the Executive, shall be paid to the Executive as earned. To the extent not theretofore expended, such amount (including any remaining unexpended interest or other income) shall be repaid to the Corporation at such time as the third-party stakeholder, in its sole discretion, reasonably exercised, determines, upon the advice of counsel and after consultation with the Corporation and the Executive or, in the event of his death, his Beneficiary, that all obligations of the Corporation under Section 5(A) above have been substantially satisfied.

                  Such amount shall, in the event of any question, be determined jointly by the firm of certified public accountants regularly employed by the Corporation and a firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the certified public accountants consider necessary, and, in the event such two firms of accountants are unable to agree on a resolution of the question, such amount shall be determined by an independent firm of certified public accountants selected jointly by both firms of accountants.

                  The third-party stakeholder, the fees and expenses of which shall be paid by the Corporation, shall be a national or state bank or trust company having a combined capital, surplus and undivided profits and reserves of not less than Ten Million Dollars ($10,000,000) which is duly authorized and qualified to do business in the state in which the Executive resides at the time of such default.

6.       NON-EXCLUSIVITY OF RIGHTS.

         Except as provided in Sections 5(A)(2), 5(B) and 5(C) above, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Corporation or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement entered into after the date hereof with the Corporation or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement entered into after the date hereof with, the Corporation or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. For the avoidance of doubt, all of the Executive's outstanding equity awards, including, without limitation, the awards described in Exhibits A-E of the Employment Agreement, shall be treated in accordance with the agreements evidencing such awards and shall remain subject to the terms and conditions contained therein.

7.       FULL SETTLEMENT.

         The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(A)(3) above, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.       CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION.

         (A) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(A), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 5(A)(2), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(A). The Corporation's obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive's termination of employment.

         (B) Subject to the provisions of Section 8(C), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation's independent auditors as of the Change of Control or any earlier date of a determination hereunder (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Executive within 15 busi-ness days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or the appointment of the Accounting Firm is not permitted by law, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this
Section 8, shall be paid by the Corporation to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to Section 8(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

         (C) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that the Corporation desires to contest such claim, the Executive shall:

                  (1) give the Corporation any information reasonably requested by the Corporation relating to such claim,

                  (2) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

                  (3) cooperate with the Corporation in good faith in order effectively to contest such claim, and

                  (4) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax

(including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(C), the Corporation shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that, if the Corporation pays such claim and directs the Executive to sue for a refund, the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (D) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Corporation of an amount on the Executive's behalf pursuant to
Section 8(C), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 8(C), if applicable) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Corporation of an amount on the Executive's behalf pursuant to Section 8(C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (E) Notwithstanding any other provision of this Section 8, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

         (F) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

                  (1)      "Excise Tax" shall mean the excise tax imposed by
         Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                  (2) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as de-termined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

                  (3) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

                  (4) The "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

                  (5) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

9.       CONFIDENTIAL INFORMATION.

         (A) The Executive agrees not to disclose, either while in the Corporation's employ or at any time thereafter, to any person not employed by the Corporation, or not engaged to render services to the Corporation, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Corporation, any confidential information obtained by him while in the employ of the Corporation, including, without limitation, information relating to any of the Corporation's inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Corporation or from disclosure required by law or court order. The agreement herein made in this Section 9(A) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Executive in respect of confidential information and trade secrets of the Corporation, its Subsidiaries and Affiliates.

         (B) The Executive also agrees that upon leaving the Corporation's employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Corporation, and he will surrender to the Corporation any record, list, drawing, blueprint, specification or other document or property of the Corporation, its Subsidiaries and Affiliates, together with any copy and reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Corporation, its Subsidiaries and Affiliates, or, without limitation, relating to its or their methods of distribution, client relationships, marketing strategies or any description of any formulae or secret processes, or which was obtained by him or entrusted to him during the course of his employment with the Corporation.

10.      COMPETITION.

         (A) The Executive hereby agrees that he will not engage in Competition at any time (i) during the COC Employment Period, (ii) during the thirty-six (36) months immediately following any termination of his employment with the Corporation that is not a Termination and (iii) in the event of a Termination, during the twelve (12) months immediately following the

Termination. In addition, (1) during the thirty-six (36) months immediately following any termination of the Executive's employment with the Corporation that is not a Termination and (2) in the event of a Termination, during the twelve (12) months immediately following the Termination, the Executive agrees that he will not make or publish any statement which is, or may reasonably be considered to be, disparaging of the Corporation or any of its Subsidiaries or Affiliates, or directors, officers, employees or the operations or products of the Corporation or any of its Subsidiaries or Affiliates.

         (B) The word "Competition" for the purposes of this Agreement shall mean:

                  (1) taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products, which constituted 15% or more of the sales of the Corporation and its Subsidiaries and Affiliates during the last fiscal year of the Corporation preceding the termination of the Executive's employment, in any geographical area in which the Corporation, its Subsidiaries or Affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Corporation within the meaning of this
         Section 10,

                  (2) soliciting any person who is a customer of the businesses conducted by the Corporation, or any business in which the Executive has been engaged on behalf of the Corporation and its Subsidiaries or Affiliates at any time during the term of this Agreement on behalf of a business described in clause (1) of this
         Section 10(B), or

                  (3) inducing or attempting to persuade any employee of the Corporation or any of its Subsidiaries or Affiliates to terminate his employment relationship in order to enter into employment with a business described in clause (1) of this Subsection 10(B).

11.      SUCCESSORS.

         Except as otherwise provided herein,

         (A) This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and Beneficiaries, and the Corporation and its successors as provided in this Section 11.

         (B) This Agreement shall be binding upon and inure to the benefit of the Corporation and any successor of the Corporation, including, without limitation, any corporation or corporations acquiring, directly or indirectly, 50% or more of the outstanding securities of the Corporation, or all or substantially all of the assets of the Corporation, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed embraced within the term "the Corporation" for the purposes of this Agreement), but shall not otherwise be assignable by the Corporation.

12.      CERTAIN DEFINITIONS.

         The following defined terms used in this Agreement shall have the meanings indicated:

         (A) Beneficiary. The term "Beneficiary" as used in this Agreement shall, in the event of the death of the Executive, mean an individual or individuals and/or an entity or entities, including, without limitation, the Executive's estate, duly designated on a form filed with the Corporation by the Executive to receive any amount that may be payable after his death or, if no such individual, individuals, entity or entities has or have been so designated, or is at the time in existence or able to receive any such amount, the Executive's estate.

         (B) Change Of Control. A "Change of Control" shall mean the first to occur of any of the following events:

                  (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with any acquisition pursuant to a transaction that complies with Sections 12(B)(3)(a), 12(B)(3)(b) and 12(B)(3)(c); or

                  (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board (the "Incumbent Board") and any new director whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended. For purposes of the preceding sentence, any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation, shall not be treated as members of the Incumbent Board; or

                  (3) there is consummated a merger, reorganization, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any direct or indirect Subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each a "Business Combination"), in each case unless, immediately following such Business Combination, (a) the voting securities of the Corporation outstanding immediately prior to such Business Combination (the "Prior Voting Securities") continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of the Business

         Combination or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such Business Combination, (b) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation or the surviving entity of the Business Combination or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the securities of the Corporation or surviving entity of the Business Combination or any parent thereof, except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the Corporation or the surviving entity of the Business Combination or any parent thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                  (4) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, any disposition of all or substantially all of the assets of the Corporation pursuant to a spinoff, splitup or similar transaction (a "Spinoff") shall not be treated as a Change of Control if, immediately following the Spinoff, holders of the Prior Voting Securities immediately prior to the Spinoff continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Prior Voting Securities; provided, that if another Business Combination involving the Corporation occurs in connection with or following a Spinoff, such Business Combination shall be analyzed separately for purposes of determining whether a Change of Control has occurred.

"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

         (C) Change Of Control Date. The "Change of Control Date" shall mean the first date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Corporation is terminated or the Executive ceases to have the position with the Corporation set forth in Section 2(A) above prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination or cessation (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Change of Control Date" shall mean the date immediately prior to the date of such termination or cessation.

13.      AMENDMENT OR MODIFICATION; WAIVER.

         No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of the Corporation or any authorized committee of the Board of Directors and shall be agreed to in writing, signed by the Executive and by an officer of the Corporation thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

14.      MISCELLANEOUS.

         (A) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         (B) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Michael J. Burns
10200 Blue Heron Point,
West Palm Beach, FL 33412

If to the Corporation:

Dana Corporation
4500 Dorr Street
Toledo, Ohio 43615
Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (C) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (D) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as it determines is required to be withheld pursuant to any applicable law or regulation.

         (E) When used herein in connection with plans, programs and policies relating to the Executive, employees, compensation, benefits, perquisites, executive benefits, services and simi-lar words and phrases, the word "Corporation" shall be deemed to include all wholly-owned Subsidiaries of the Corporation.

         (F) This instrument contains the entire agreement of the parties concerning the subject matter, and all promises, representations, understandings, arrangements and prior agreements concerning the subject matter are merged herein and superseded hereby; provided, however, that prior to the COC Employment Period, the Employment Agreement shall be in full force and effect in accordance with its terms, and provided further, however, that upon the date that this Agreement becomes operative in accordance with Section 1(A), the provisions of the Employment Agreement expressly referred to herein which are intended to continue during the COC Employment Period as set forth herein and Sections 10 (and, for purposes of this Agreement, references to "this Agreement" in Section 10 shall mean and include references to this Agreement) and 14 of the Employment Agreement shall be deemed to be incorporated herein as if the Employment Agreement had remained in effect during the COC Employment Period.

         (G) No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

         (H) The Executive shall not have any right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under this Agreement.

         (I) Subject to the provisions of Section 5(E) above, all payments to be made under this Agreement shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of amounts payable under this Agreement.

         (J) The Corporation and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained in this Agreement and, in the event of any such breach, the Corporation and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of such agreements.

         (K) Subject to the provisions of Section 5(E) above, nothing contained in this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Executive or any other person.

         (L) Subject to the provisions of Section 5(E) above, to the extent that any person acquires a right to receive payments from the Corporation under this Agreement, except to the extent provided by law such right shall be no greater than the right of an unsecured general creditor of the Corporation.

         (M) In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his Beneficiary.

         (N) If any event provided for in this Agreement is scheduled to take place on a legal holiday, such event shall take place on the next succeeding day that is not a legal holiday.

         (O) This Agreement is not intended to and shall not infer or imply any right on the part of the Executive to continue in the employ of the Corporation, or any Subsidiary or Affiliate of the Corporation, prior to a Change of Control, and is not intended in any way to limit the right of the Corporation to terminate the employment of the Executive, with or without assigning a reason therefor, at any time prior to a Change of Control. Nor is this Agreement intended to nor shall it require or imply an obligation on the part of the Executive to continue in the employment of the Corporation, or any Subsidiary or Affiliate of the Corporation, prior to a Change of Control. Neither the Corporation nor the Executive shall incur any liability under this Agreement if the employment of the Executive shall be terminated by the Corporation or by the Executive prior to a Change of Control.

         IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Corporation have caused this Agreement to be executed as of the day and year first above written.

                                             DANA CORPORATION

                                             By: /s/ G. H. Hiner
                                                 ---------------
                                                 Chairman

                                             M. J. Burns
                                             -----------
                                             Executive

                             Exhibit A to Agreement
                       Made as of February 3, 2004 Between
                      Dana Corporation and Michael J. Burns

              As of [      ], 2004, for purposes of Section 2(A),

         The office(s) and title(s) of the Executive are President and Chief Executive Officer of the Corporation;

         the reporting responsibility of the Executive is to report directly to the Chairman of the Board of Directors (or acting Chairman of the Board of Directors); and

         the duties and responsibilities of the Executive are:

                           Serves as the President and Chief Executive Officer
                  of the Corporation, in which capacity he has overall responsibility for the development and implementation of the Corporation's business strategy.

                           Serves as a member of the Policy Committee (or its
                  equivalent) which sets the corporate style, strategies, policies and goals that business operations of the Corporation are responsible for in their performance.

                           Serves as a member of the World Operating Committee
                  (or its equivalent) which monitors business unit performance, implements product strategies, and takes corrective action in the event of non-performance in the areas of meeting financial goals and implementation of market strategies, and ensures interaction between divisions and affiliates.

                           Serves as a member of the Strategic Operating
                  Committee (or its equivalent) which reviews and approves business strategy along with monitoring business unit performance.

                             Exhibit B To Agreement
                       Made As Of February 3, 2004 Between
                      Dana Corporation And Michael J. Burns

                            FORM OF RELEASE AGREEMENT

         This Release Agreement ("Release") is entered into as of this ______day of ________, hereinafter "Execution Date", by and between [Executive Full Name] (hereinafter "Executive"), and [Employer Full Name] and its successors and assigns (hereinafter, the "Corporation"). The Executive and the Corporation are sometimes collectively referred to as the "Parties".

1. The Executive's employment with the Corporation is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Corporation agrees to provide the Executive the severance benefits provided for in his Change of Control Agreement with the Corporation, dated as of [ ] (the "Agreement"), after he executes this Release and the Release becomes effective pursuant to its terms and does not revoke it as permitted in Section 4 below, the expiration of such revocation period being the "Effective Date".

2. Executive represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, the Corporation; provided, however, that nothing contained in this Section 2 shall prohibit Executive from bringing a claim to challenge the validity of the ADEA Release in Section 4 herein. In consideration of the benefits described in Section 1, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasers"), Executive agrees to release the Corporation, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands relating to his employment or termination of employment that Executive and his Releasers now have or have ever had against the Released Parties, whether known or unknown. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) post-date the Termination Date, (b) relate to unemployment compensation claims, (c) involve rights to benefits in which Executive is vested as of the Termination Date under any employee benefit plans and arrangements of the Corporation, (d) relate to claims for indemnification by Executive, or (e) involve obligations owed to Executive by the Corporation under the Agreement.

3. The Corporation, on its own behalf and on behalf of the Released Parties, hereby releases Executive from all claims, causes of actions, demands or liabilities which arose against the Executive on or before the time it signs this Agreement, whether known or unknown. This Paragraph, however, does not apply to or adversely affect any claims against Execu-tive which allege or involve obligations owed by him to the Corporation under the Agreement. The Corporation will indemnify Executive for reasonable attorneys' fees, costs and damages which may arise in connection with any proceeding by the Corporation or any Released Party which is inconsistent with this Release by the Corporation and the Released Parties.

4. In further recognition of the above, Executive hereby voluntarily and knowingly waives all rights or claims that he may have against the Released Parties arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), other than any such rights or claims that may arise after the date of execution of this Release. Executive specifically agrees and acknowledges that: (A) the release in this
         Section 4 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) he has hereby been advised in writing by the Corporation to consult with an attorney prior to executing this Release; (C) the Corporation has given him a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Executive's voluntary execution prior to the expiration of the twenty-one day period, and he has carefully read and voluntarily signed this Release with the intent of releasing the Released Parties to the extent set forth herein; and (D) following his execution of this Release he has seven (7) days in which to revoke his release as set forth in this Section 4 only and that, if he chooses not to so revoke, the Release in this Section 4 shall then become effective and enforceable and the payment listed above shall then be made to him in accordance with the terms of this Release. To cancel this Release, Executive understands that he must give a written revocation to the General Counsel of the Corporation at [ ](1), either by hand delivery or certified mail within the seven-day period. If he rescinds the Release, it will not become effective or enforceable and he will not be entitled to any severance benefits from the Corporation.

5. If any provision of this Release is held invalid, the invalidity of such provision shall not affect any other provisions of this Release. This Release is governed by, and construed and interpreted in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law. Executive consents to venue and personal jurisdiction in the State of Ohio for disputes arising under this Release. This Release represents the entire understanding between the Parties with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the Parties. This Release shall be binding upon and inure to the benefit of Executive, his heirs and legal representatives, and the Corporation and its successors as provided in this Section 5. Any modification of this Release must be made in writing and be signed by Executive and the Corporation.

ACCEPTED AND AGREED TO:

___________________________                ____________________________
[Employer Full Name]                       [Executive Full Name]

(1)      INSERT ADDRESS.

Dated:____________________________     Dated:__________________________